Exhibit 99.2

                                  Press Release
                    EDG Capital, Inc. Announces FDA Clearance
                     of Investigational New Drug Application

GARDEN CITY, N.Y.--(BUSINESS WIRE)--July 10, 2001--EDG Capital, Inc. (OTCBB:
EDGN - news), a developer of nuclear pharmaceuticals for therapeutic use in the treatment of cancer, announced that, on July 9, 2001, its wholly owned subsidiary, Isotope Solutions, Inc., received FDA clearance to initiate the first clinical study of its Radioactive Cisplatin technology in humans.

The study has been designed to determine how the tumors and organs of a small number of patients with liver cancer take up the Radioactive Cisplatin and how it is distributed within the patients' bodies.

"We are extremely pleased that the FDA has allowed us to go forward with our first study of radioactive cisplatin in humans," said Jack Schwartzberg, Chief Executive Officer, President and Chairman of EDG Capital. "The results from this first study will form the foundation upon which all future studies of radioactive cisplatin will be built," he continued.

"The final study design was arrived at with the input and guidance of the FDA," Mr. Schwartzberg noted. "We will be providing the FDA with updated study documentation within the week," he added. "Once this occurs, we will be ready to begin the clinical study."

The radioactive cisplatin used in ISI's Radioactive Cisplatin technology, 195mPt-Cisplatin, is chemically identical to standard cisplatin except that the platinum it contains has been made radioactive. Standard cisplatin is an effective and widely used chemotherapeutic agent for the treatment of various types of cancers. Cisplatin contains the element platinum and works by binding with tumor cell DNA, thereby disrupting its reproduction. Radioactive Cisplatin is designed to deliver high doses of radioactivity directly into the tumor cells.

It is well established that directed radiation can kill tumor cells effectively. In fact, many types of cancers are treated by external beam radiation and interstitial seed brachytherapy implants. Unfortunately, these radiation techniques are often unable to deliver therapeutic doses to the tumor without damaging surrounding normal tissues. Radioactive Cisplatin will take advantage of cisplatin's ability to bind directly to tumor cell DNA and deliver intense, localized radiation within solid tumors. This in turn should minimize injury to surrounding tissues and organs.

About EDG Capital, Inc.

Through its wholly-owned subsidiary, Isotope Solutions, Inc., EDG Capital is engaged in the research, development and testing of nuclear pharmaceuticals for therapeutic use in the treatment of the most lethal forms of cancer. Internationally renowned clinicians, who are under management contracts with Isotope Solutions Inc., conduct research for the company.

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Legal Disclaimers: This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements. The forward-looking statements contained herein represent EDG Capital, Inc.'s judgment as of the date of this release, and EDG Capital, Inc. cautions investors not to place undue reliance on such statements.

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Contact:

     EDG Capital, Inc.
     Shragie David Aranoff, 516/222-5154
     COO, Vice President
     shragie@isotopesolutions.com

          or

     Rubenstein Associates, Inc.
     Patricia Amerman, 212/843-8049
     Vice President
     pamerm@rubenstein.com